Exhibit 4.39

Debt Transfer Agreement

This Agreement is entered into as of November 25, 2015.

(1)	Beijing Wanpu Media Technologies Co., Ltd. (“WFOE”), a company duly incorporated and existing under the laws of People’s Republic of China (“PRC”), having its business address at Room 104, Baile Hotel, No. 5 Building, No. 4 Yongding Road, Haidian District, Beijing

(2)	FL Mobile Jiutian Technology Co., Ltd. (the “New Shareholder”), a company duly incorporated and existing under the laws of PRC, having its business address at fourth floor, Hangxing No. 2 Building, No 11 Hepingli East Street Road, Dongcheng District, Beijing, the shareholder of Beijing Wanpu Century Technology Co., Ltd. (the “Domestic Company”) upon the completion of the share transfer as of November 25, 2015

(3)	Lin Yu, an individual, Chinese ID No. 352124197612060013,

Shi Wenyong, an individual, Chinese ID No. 352124197711280513, Lin Yu and Shi Wenyong are collectively referred to as the “Former Shareholders”, the shareholders of the Domestic Company before the completion of the share transfer as of November 25, 2015

In this Agreement, the parties are collectively referred to as “Parties” and individually, “Party”.

Whereas:

(1)	WFOE, the Former Shareholders and the Domestic Company have entered into a whole set of control documents on September 11, 2013. WFOE has lent the Former Shareholders a principal amount of RMB 1,000,000 to purchase all the shareholding in the Domestic Company in accordance with and pursuant to the loan agreement under the control documents. The Former Shareholders owe debts for an amount of RMB 1,000,000 to WFOE (the “Targeted Debt”).

(2)	The Former Shareholders and the New Shareholder have entered into a Share Transfer Agreement on November 25, 2015, pursuant to which the Former Shareholders have agreed to the sale of 100% shareholding in the Domestic Company held by the Former Shareholders to the New Shareholder in consideration of RMB 1,000,000 (the “Share Transfer”).

now it is hereby agreed as follows:

Article 1 Payment of Purchase Price and Debt Transfer

1.1	The Former Shareholders and the New Shareholder have agreed that the purchase price under the Share Transfer shall be paid through the New Shareholder’s assumption of the Targeted Debt (the “Debt Transfer”).

1.2	WFOE has been duly informed and agreed the Debt Transfer and will accept the New Shareholder’s payment in accordance with and pursuant to the loan agreement.

1.3	The Parties agree that, upon the completion of the Debt Transfer, the New Shareholder’s payment obligation for the purchase price under the Share Transfer shall be deemed fully fulfilled, the Former Shareholders will not bear any obligations and liabilities to the Targeted Debt, and the payment obligations thereunder shall be fulfilled by the New Shareholder accordingly.

Article 2 Representations and Warranties

2.1	The Parties have the authority to execute and deliver this Agreement and to perform their obligations under this Agreement. This Agreement constitute or will constitute their legal, valid and binding obligations and shall be enforceable against them in accordance with the provisions hereof.

2.2	The execution of and entering into, and the performance of, and compliance with, this Agreement hereby, will not violate any provision of the articles of association or other corporate governance documents of the Parties, or conflict with, or result in a breach of, or constitute a default under any agreement between any third party, on the one hand, and the Parties, on the other hand, or result in the imposition of any encumbrances on any material assets of the Parties, and the Parties are not required to obtain any third party’s prior consent in connection therewith (and if any such consent is necessary, the Parties shall have obtained the same).

Article 3 Confidentiality

The terms of this Agreement are confidential and all disclosures made by the Parties must be regarded as confidential. Confidential information received by either Party must be kept strictly confidential to a standard not less than that which the receiving Party applies to its own confidential information and no less than reasonably expected. No announcement or other disclosure may be made concerning the contents of this Agreement or any ancillary matter except:

a)	as required by law or any regulatory authority; or

b)	with the prior written approval of other Party; or

c)	to a Party’s professional advisors.

Article 4 Notice

4.1	Any notice or other correspondence under this Agreement (“Notice”) shall be made in writing (delivered personally, by post, fax or e-mail) and delivered to the notified party in accordance with the address or number designated in Schedule I and shall constitute a valid notice only if the name of the contact person is specified:

If any of the above details are changed, the Party shall notify the other Party of the change in writing within seven (7) days in accordance with the foregoing notice requirements, otherwise, the notice sent to its original address or numbers shall be deemed as valid.

4.2	The date and time of service of notices delivered as above shall be determined as follows:

a)	Any notice delivered personally shall be deemed as served when being signed by the recipient and not served without signature of the recipient;

b)	Any posted or couriered notice shall be delivered by way of registered mail, express mail or courier, and shall be deemed as served 48 hours after the receipt signature obtained from the recipient or the representative of the recipient (postponed accordingly in case of any public holidays);

c)	Any notice sent by fax or e-mail shall be deemed as served upon a delivery confirmation obtained. When the notice is sent on a public holiday, it shall be deemed as served on the first following working day.

Article 5 Governing Law and Dispute Resolution

5.1	This Agreement shall be governed by, interpreted under and construed in all respects in accordance with the PRC laws. If any part of this Agreement is held to be invalid or unenforceable, the unenforceable or invalid part shall be construed in accordance with applicable law to the greatest extent possible to reflect the original intent of the Parties, and the remainder of the provisions of this Agreement shall remain in full force and effect.

5.2	In the event that the Dispute cannot be resolved amicably, any Party may submit such Dispute to China International Economic and Trade Arbitration Commission (CIETAC) for arbitration which shall be conducted in accordance with the CIETAC’s arbitration rules in effect at the time of applying for arbitration. The arbitral award is final and binding upon all parties.

Article 6 Miscellaneous

6.1	Amendment. Except as otherwise provided herein, this Agreement shall not be amended, modified, cancelled or terminated except by a written instrument duly executed by each of the Parties.

6.2	Entireness. This Agreement constitutes the entire and definitive agreement between among the Parties relating to the termination and supersedes all previous agreements, intent, negotiations and discussions between the Parties relating to the subject matter hereof.

6.3	Neither the Agreement nor any rights and/or interests according to this Agreement are assignable by either of the Parties without the prior consent of the non-assigning Party.

6.4	The failure to exercise or delay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other rights or remedies.

6.5	Language. This Agreement is written in both Chinese and English language. In case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail. This Agreement is made in 3 originals.

6.6	Effectiveness. This Agreement shall be effective after signed and sealed by the Parties.

Signature Page

IN WITNESS WHEREOF each of the Parties hereto have caused this Agreement to be executed by its duly authorized representative on the date first set forth above.

Beijing Wanpu Media Technologies Co., Ltd.

Seal:

Signed by:	/s/ Huang Bo

Name:	Huang Bo

FL Mobile Jiutian Technology Co., Ltd.

Seal:

Signed by:	/s/ Wenyong Shi

Name:	Wenyong Shi

Lin Yu (Signature):

Signed:	/s/ Lin Yu

Name:	Lin Yu

Shi Wenyong (Signature):

Signed:	/s/ Shi Wenyong

Name:	Shi Wenyong

Schedule I: Postal Address

Beijing Wanpu Media Technologies Co., Ltd. Address: Floor 3, Building 5, 11 East Hepingli Street, Dongcheng District, Beijing, P.R.China Postal code: 100013	FL Mobile Jiutian Technology Co., Ltd. Address: Floor 3, Building 2, 11 East Hepingli Street, Dongcheng District, Beijing, P.R.China Postal code: 100013

Lin Yu Address: No. 10, Xitucheng Rd, Haidian District, Beijing, postgraduate, enrolled in 1998 Facsimile: Tel.:	Shi Wenyong Address: Teaching Staff Dormitory, No. 5, Yiheyuan Road, Haidian District, Beijing Facsimile: (8610) 85655518 Tel.: (8160) 85655555-777